U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2006

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2006, Emeritus Corporation (“Emeritus”) entered into a Limited Liability Company Agreement (the “Joint Venture Agreement”) with Blackstone Real Estate Acquisitions (“BREA”), pursuant to which Emeritus and BREA have formed a joint venture that will operate under the name of BREA Emeritus, LLC (the "Joint Venture"). The purpose of the Joint Venture is to acquire and operate a portfolio of twenty-five assisted living and Alzheimer’s/dementia care communities, including one skilled nursing facility. The portfolio consists of 1,990 units. Emeritus owns a 19% interest in the Joint Venture and is the administrative member. Emeritus made an initial contribution to the Joint Venture in the amount of $2.85 million in proportion to its ownership interest. Additional capital contributions may be required by BREA to meet the financial obligations of the Joint Venture. The Joint Venture Agreement provides for cash distributions from the Joint Venture to BREA and Emeritus generally in accordance with their ownership interests, but Emeritus is entitled to distributions at increasing levels in excess of its ownership percentage if certain portfolio performance criteria are achieved and provides Emeritus the right of first opportunity in the event that BREA desires to sell all or any of the properties, or its membership interest in the Joint Venture. The Joint Venture Agreement prohibits Emeritus from transferring its interest in the Joint Venture without BREA's consent. Emeritus, as administrative member, is responsible for the day-to-day operations of the Joint Venture. However, BREA has final authority on major decisions affecting the Joint Venture. Pursuant to Management Agreements between the Joint Venture and Emeritus relating to the portfolio properties, Emeritus will manage the portfolio for a fee equal to 5% of revenues generated from the properties. The Joint Venture Agreement provides BREA with the right to terminate these management agreements if certain performance benchmarks are not met. BREA may also terminate Emeritus as administrative member for certain reasons, including gross negligence or willful misconduct, bankruptcy, termination of the management agreements, and failure to provide effective management of the Joint Venture.

On October 11, 2006, the Joint Venture entered into a Purchase and Sale Agreement ("Purchase Agreement") to acquire a portfolio of twenty-five assisted living and Alzheimer’s/dementia care communities from PITA General Corporation and AHC Tenant, Inc. for a purchase price of $190.0 million, plus transaction costs. The Purchase Agreement contains representations and warranties by the parties that are customary for transactions of this nature. The closing of the transaction is contingent upon the satisfaction of certain conditions that are customary for transactions of this nature. The joint venture has provided a deposit in the amount of $15.0 million which, subject to certain conditions, is non-refundable. It is expected that the transaction will be completed within 60 days.

The Joint Venture anticipates entering into a financing arrangement with GE Capital Corporation (“GECC”) to provide financing up to the lesser of $167.0 million or 85% of the appraised value of the properties, of which approximately $10.0 million will be used to establish capital expenditure and interest expense reserves. The detailed terms of this financing arrangement have not been finalized as of the date of this filing.

Emeritus will be required to make additional contributions to the joint venture of approximately $4.2 million, in proportion to its ownership interest, upon closing of the acquisition of the portfolio of properties described above.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.  Description

99.1 Press Release dated October 12, 2006, Emeritus Announces Joint Venture Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 16 , 2006		EMERITUS CORPORATION

By:
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

Exhibit No.  Description

99.1 Press Release dated October 12, 2006, Emeritus Announces Joint Venture Agreement.